BRF S.A.

PUBLICLY-HELD COMPANY

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MATERIAL FACT

BRF S.A. (“BRF” or “Company”) (B3: BRFS3; NYSE: BRFS), in compliance with article 157, paragraph 4, of Law No. 6404/76  and pursuant to Instruction CVM nº 358/02, as of January 3, 2002, hereby informs its shareholders and the market in general that, in continuation to the Material Fact published on February 7, 2019, it has concluded, as of today, the sale to Tyson International Holding Co. of 100% of the shares held by BRF of the companies located in Europe and Thailand, that develop the activities of food processing and poultry slaughtering.

The final value of the transaction totaled US$ 377.042.479,09 (three hundred seventy seven million, forty two thousand, four hundred and seventy nine US Dollars and nine cents).

With this transaction, BRF concludes the sales provided in the Operational and Financial Restructuring Plan announced by the Company in the Material Fact, dated as of June 29, 2018, whose main objective was to accelerate the Company’s financial deleveraging process.

São Paulo, June 3, 2019

Lorival Nogueira Luz Jr.

Global Chief Operations Officer,

Chief Financial and Investor Relations Officer (interim)